Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
SECOND QUARTER FISCAL 2017 RESULTS

Second Quarter Revenue Increases by 5.5 percent to $1.39 billion

Year-over-year Headcount Increase of more than 500

Record backlog of $13.6 billion

Diluted Earnings per Share of $0.41 and Adjusted Diluted Earnings per Share1 of $0.46

Quarterly dividend of $0.15 per share, payable on November 30, 2016

McLean, Virginia; November 2, 2016 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the second quarter of fiscal 2017.

The Company achieved a third consecutive quarter of healthy year-over-year organic revenue growth and delivered improved earnings over the prior-year period. Solid awards in the second quarter of fiscal 2017 generated a book-to-bill ratio of 2.17x and an 8.7 percent increase in total backlog over the prior-year quarter, which itself had been a near three-year high. Additionally, headcount increased by more than 500 employees over the prior-year period and 230 employees over the first quarter of fiscal 2017.

“Our strong second quarter financial results reinforce that Booz Allen is on a steady path to accelerated growth,” said Horacio Rozanski, President and Chief Executive Officer. “Both new and long-standing clients recognize that our people bring uncommon solutions by applying the full breadth of our strengths in consulting, technology, and mission knowledge.”

The Company authorized and declared a regular dividend of $0.15 per share, payable on November 30, 2016, to stockholders of record on November 10, 2016.

Financial Review

Second Quarter 2016 - A summary of additional results for the second quarter of fiscal 2017 and the key factors driving those results is below:

•
Gross Revenue was $1.39 billion in the second quarter of fiscal 2017, an increase of 5.5 percent compared with the prior year period, primarily driven by increases in client staff headcount and staff billability, and therefore direct labor, to meet increased client demand. The growth was also driven by an increase in billable expenses.

•
Operating Income increased to $117.7 million from $108.8 million and Adjusted Operating Income[1] increased to $122.0 million from $109.9 million in the prior-year period, both primarily driven by the same factors impacting Gross Revenue. Additionally, Operating

Income for the second quarter of fiscal 2017 included one-time charges associated with the July 2016 debt refinancing transaction.

•
Net Income increased to $62.8 million from $56.2 million and Adjusted Net Income[1] increased to $69.2 million from $57.6 million in the prior-year period. The increases in Net Income and Adjusted Net Income were primarily due to the same factors impacting Operating Income and Adjusted Operating Income, as well as a lower effective tax rate. The increase in Net Income was partially offset by one-time charges associated with the July 2016 debt refinancing transaction.

•	Adjusted EBITDA[1] increased to $135.7 million from $124.2 million in the prior year period. The increase was driven by the same factors impacting Gross Revenue and Adjusted Operating Income.

•
Diluted EPS increased to $0.41 from $0.37 in the prior year period, and Adjusted Diluted EPS increased to $0.46 from $0.39. The increases were driven by the same factors affecting Net Income and Adjusted Net Income, as well as a slight negative impact from a higher diluted share count in the current period, compared to the prior-year period.

As of September 30, 2016, total backlog was $13.6 billion, compared to $12.6 billion as of September 30, 2015, an increase of 8.7 percent. All components of backlog grew during the quarter as compared to the prior year. Strong awards in the quarter generated a book-to-bill ratio of 2.17x.

First Half Fiscal 2017 - Booz Allen’s cumulative performance for the first and second quarters of fiscal 2017, driven by the same factors discussed above, has resulted in:

•	Gross Revenue of $2.82 billion for the first half of fiscal 2017, compared with $2.67 billion for the prior year period.

•
Operating Income and Adjusted Operating Income for the first half of fiscal 2017 of $247.0 million and $252.4 million compared with $235.0 million and $237.1 million, respectively, in the first half of fiscal 2016.

•	Net Income and Adjusted Net Income for the first half of fiscal 2017 of $130.6 million and $138.5 million compared with $120.5 million and $123.4 million, respectively, in the prior year period.

•	Adjusted EBITDA for the first half of fiscal 2016 of $279.5 million compared with $265.4 million in the first half of fiscal 2016.

•	Diluted EPS of $0.86 and Adjusted Diluted EPS of $0.92 for the first half of fiscal 2017, compared with $0.80 and $0.83, respectively, for the first half of fiscal 2016.

Net cash provided by operating activities was $217.1 million and Free Cash Flow1 was $201.9 million in the first half of fiscal 2017. The increase in cash flow generation from the prior year was primarily due to higher profitability, a reduction in working capital needs and lower cash tax payments during the first half of fiscal 2017 in comparison to the prior year period.

1 Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted Operating Income, Adjusted Net Income, and Free Cash Flow are non-GAAP financial measures. See “Non-GAAP Financial Information” below for additional detail.

Financial Outlook

For our full fiscal year 2017 we are raising the bottom end of the guidance we issued on May 18, 2016. For the full year, we expect revenue to increase in the range of three percent to five percent. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.63 to $1.70 and Adjusted Diluted EPS to be on the order of $1.68 to $1.75.

These EPS estimates are based on fiscal 2017 estimated average diluted shares outstanding of approximately 150 million shares, and a 39.3 percent effective tax rate, which reflects the qualification of certain federal and state tax credits during the second quarter of fiscal 2017.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, November 2, 2016, to discuss the financial results for its second quarter of fiscal year 2017 (ended September 30, 2016).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on November 2, 2016, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs approximately 22,800 people globally, and had revenue of $5.41 billion for the 12 months ended March 31, 2016. To learn more, visit www.boozallen.com.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.

BAHPR-FI

Non-GAAP Financial Information

“Adjusted Operating Income” represents Operating Income before: (i) adjustments related to the amortization of intangible assets, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. “Adjusted EBITDA Margin” is calculated as Adjusted EBITDA divided by revenue. Booz Allen prepares Adjusted EBITDA and Adjusted EBITDA Margin to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) adjustments related to the amortization of intangible assets, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) amortization or write-off of debt issuance costs and write-off of original issue discount, net of the tax effect where appropriate calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income, and Net Cash Provided by Operating Activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
With respect to our expectations under “Financial Outlook” above, reconciliation of Adjusted Diluted EPS guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to our inability to predict our stock price, equity grants and dividend declarations during the course of fiscal 2017.   Projecting future stock price, equity grants and dividends to be declared would be necessary to accurately calculate the difference between Adjusted Diluted EPS and GAAP EPS as a result of the effects of the two-class method and related possible dilution used in the calculation of EPS. Consequently, any attempt to disclose such reconciliation would imply a degree of precision that could be confusing or misleading to investors. We expect the variability of the above charges to have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty Congressional efforts to approve funding of the U.S. government beyond December 9, 2016 and to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of ongoing Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 19, 2016.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenue	$1,394,853	$1,322,154	$2,817,575	$2,673,758
Operating costs and expenses:
Cost of revenue	658,068	626,155	1,315,022	1,269,187
Billable expenses	409,991	363,690	842,256	742,340
General and administrative expenses	194,456	208,141	384,157	396,802
Depreciation and amortization	14,677	15,352	29,178	30,469
Total operating costs and expenses	1,277,192	1,213,338	2,570,613	2,438,798
Operating income	117,661	108,816	246,962	234,960
Interest expense	(14,753)	(17,685)	(32,581)	(35,175)
Other, net	(5,161)	(178)	(3,270)	(246)
Income before income taxes	97,747	90,953	211,111	199,539
Income tax expense	34,917	34,737	80,464	79,017
Net income	$62,830	$56,216	$130,647	$120,522
Earnings per common share:
Basic	$0.42	$0.38	$0.88	$0.82
Diluted	$0.41	$0.37	$0.86	$0.80
Dividends declared per share	$0.15	$0.13	$0.30	$0.26

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	September 30, 2016	March 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$307,223	$187,529
Accounts receivable, net of allowance	872,655	892,289
Prepaid expenses and other current assets	91,935	109,953
Total current assets	1,271,813	1,189,771
Property and equipment, net of accumulated depreciation	128,266	130,169
Intangible assets, net of accumulated amortization	214,438	220,658
Goodwill	1,361,913	1,361,913
Other long-term assets	117,189	107,660
Total assets	$3,093,619	$3,010,171
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$63,150	$112,813
Accounts payable and other accrued expenses	467,914	484,769
Accrued compensation and benefits	235,926	241,367
Other current liabilities	123,157	100,964
Total current liabilities	890,147	939,913
Long-term debt, net of current portion	1,499,967	1,484,448
Other long-term liabilities	187,168	177,322
Total liabilities	2,577,282	2,601,683
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 154,699,626 shares at September 30, 2016 and 153,391,058 shares at March 31, 2016; outstanding, 149,071,762 shares at September 30, 2016 and 147,992,462 shares at March 31, 2016	1,546	1,534
Treasury stock, at cost — 5,627,864 shares at September 30, 2016 and 5,398,596 shares at March 31, 2016	(142,299)	(135,445)
Additional paid-in capital	271,393	243,475
Retained earnings	404,396	318,537
Accumulated other comprehensive loss	(18,699)	(19,613)
Total stockholders’ equity	516,337	408,488
Total liabilities and stockholders’ equity	$3,093,619	$3,010,171

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Six Months Ended September 30,
(Amounts in thousands)	2016	2015
	(Unaudited)
Cash flows from operating activities
Net income	$130,647	$120,522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,178	30,469
Stock-based compensation expense	10,581	11,521
Excess tax benefits from stock-based compensation	(8,315)	(18,191)
Amortization of debt issuance costs and loss on extinguishment	12,271	4,174
Losses on dispositions and impairments	36	29
Changes in assets and liabilities:
Accounts receivable	19,634	9,353
Prepaid expenses and other current assets	26,665	5,073
Other long-term assets	(9,467)	(15,467)
Accrued compensation and benefits	(4,167)	(26,813)
Accounts payable and other accrued expenses	(14,902)	(36,496)
Accrued interest	(1,095)	2
Other current liabilities	15,257	(7,272)
Other long-term liabilities	10,760	11,783
Net cash provided by operating activities	217,083	88,687
Cash flows from investing activities
Purchases of property and equipment	(15,143)	(29,562)
Cash paid for business acquisitions, net of cash acquired	(851)	(1,000)
Insurance proceeds received for damage to equipment	650	—
Net cash used in investing activities	(15,344)	(30,562)
Cash flows from financing activities
Net proceeds from issuance of common stock	3,092	2,866
Stock option exercises	6,825	3,402
Excess tax benefits from stock-based compensation	8,315	18,191
Repurchases of common stock	(6,854)	(34,600)
Cash dividends paid	(44,789)	(38,269)
Dividend equivalents paid to option holders	(2,157)	(3,593)
Repayment of debt	(676,750)	(50,938)
Proceeds from debt issuance	630,273	25,000
Net cash used in financing activities	(82,045)	(77,941)
Net increase (decrease) in cash and cash equivalents	119,694	(19,816)
Cash and cash equivalents — beginning of period	187,529	207,217
Cash and cash equivalents — end of period	$307,223	$187,401
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$26,127	$26,915
Income taxes	$36,609	$80,742

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share and per share data)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$117,661	$108,816	$246,962	$234,960
Amortization of intangible assets (a)	987	1,056	2,113	2,112
Transaction expenses (b)	3,354	—	3,354	—
Adjusted Operating Income	$122,002	$109,872	$252,429	$237,072
EBITDA, Adjusted EBITDA & Adjusted EBITDA Margin
Net income	$62,830	$56,216	$130,647	$120,522
Income tax expense	34,917	34,737	80,464	79,017
Interest and other, net	19,914	17,863	35,851	35,421
Depreciation and amortization	14,677	15,352	29,178	30,469
EBITDA	132,338	124,168	276,140	265,429
Transaction expenses (b)	3,354	—	3,354	—
Adjusted EBITDA	$135,692	$124,168	$279,494	$265,429
Revenue	$1,394,853	$1,322,154	$2,817,575	$2,673,758
Adjusted EBITDA Margin	9.7%	9.4%	9.9%	9.9%
Adjusted Net Income
Net income	$62,830	$56,216	$130,647	$120,522
Amortization of intangible assets (a)	987	1,056	2,113	2,112
Transaction expenses (b)	3,354	—	3,354	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	6,278	1,309	7,567	2,603
Adjustments for tax effect (c)	(4,248)	(946)	(5,214)	(1,886)
Adjusted Net Income	$69,201	$57,635	$138,467	$123,351
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	150,200,454	149,388,556	149,914,416	148,996,669
Adjusted Net Income Per Diluted Share (d)	$0.46	$0.39	$0.92	$0.83
Free Cash Flow
Net cash provided by operating activities	$205,436	$69,591	$217,083	$88,687
Less: Purchases of property and equipment	(8,972)	(16,422)	(15,143)	(29,562)
Free Cash Flow	$196,464	$53,169	$201,940	$59,125

(a)	Reflects amortization of intangible assets resulting from the Acquisition of our Company by The Carlyle Group.

(b)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on July 13, 2016.

(c)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(d)
Excludes an adjustment of approximately $0.7 million and $1.3 million of net earnings for the three and six months ended September 30, 2016, respectively, and excludes an adjustment of approximately $0.8 million and $1.6 million of net earnings for the three and six months ended September 30, 2015, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of September 30,
(Amounts in millions)	2016	2015
Backlog
Funded	$3,332	$3,243
Unfunded (1)	3,297	2,906
Priced Options	7,015	6,401
Total Backlog	$13,644	$12,550

(1)
Amount as of September 30, 2015 reflects a reduction by management to the revenue value of orders for services under one then existing single award ID/IQ contract the Company had for several years, based on an established pattern of funding under this contract by the U.S. government.

	Three Months Ended September 30,
	2016	2015
Book-to-Bill *	2.17	3.49

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of September 30,
	2016	2015
Headcount
Total Headcount	22,758	22,226
Consulting Staff Headcount	20,542	20,006

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (2)	50%	50%	50%	52%
Time-and-Materials	27%	26%	27%	26%
Fixed-Price (3)	23%	24%	23%	22%

(2)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(3)	Includes fixed-price level of effort contracts.

	Three Months Ended September 30,
	2016	2015
Days Sales Outstanding **	62	62

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.